Memorandum

DATE: January 18, 2001

TO: File

FROM: Clair Pagnano

RE: Item 77(i): Form N-SAR for Fidelity Advisor Series I

Pursuant to a Board approved vote on June 15, 2000, Fidelity Advisor Series I commenced a new series of shares Fidelity Advisor Fifty Fund on August 16, 2000.